                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Westport Bancorp, Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[WESTPORT BANCORP INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

     The annual meeting of shareholders (the "Annual Meeting") of Westport Bancorp, Inc. ("Bancorp") will be held at The Fairfield County Hunt Club, 174 Long Lots Road, Westport, Connecticut, on Thursday, May 25, 1995, at 9:30 a.m., for the following purposes:

     (1)  To elect a board of eight (8) directors for the ensuing year;

     (2)  To approve the adoption of a new incentive stock option plan;

     (3) To ratify the appointment of Arthur Andersen LLP as the independent auditor of Bancorp for the fiscal year ending December 31, 1995; and

     (4) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The accompanying proxy statement contains additional information with respect to these matters.

     Only the shareholders of record at the close of business on March 28, 1995, will be entitled to notice of, and to vote at, the Annual Meeting.

     You are urged to complete, sign, date, and return the enclosed proxy promptly, using the envelope enclosed for your convenience. Submission of a proxy will not limit your right to vote in person at the Annual Meeting if you plan to attend.

                                              By Order of the Board of Directors

                                                        John J. Henchy
                                                           Secretary

Westport, Connecticut
April 24, 1995

          We invite you to enjoy "Coffee Time" from 9:00 to 9:30 a.m.

                          [WESTPORT BANCORP INC. LOGO]

                               87 Post Road East
                          Westport, Connecticut 06880
                                 (203) 222-6911

                   ---------------------------------------
                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 25, 1995
                   ---------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Westport Bancorp, Inc. ("Bancorp"), 87 Post Road East, Westport, Connecticut 06880. The proxies being solicited are to be used at the 1995 Annual Meeting of Shareholders of Bancorp (the "Annual Meeting") and at any adjournments thereof. The Annual Meeting will be held at 9:30 a.m. on Thursday, May 25, 1995, at The Fairfield County Hunt Club, 174 Long Lots Road, Westport, Connecticut, for the purposes set forth in the accompanying Notice of Annual Meeting. Unless the shareholder specifically directs otherwise, any proxy that has been properly executed and that has been received by Bancorp in time for the Annual Meeting will be voted FOR the election of the nominees for director listed in this Proxy Statement, FOR the adoption of a new incentive stock option plan, and FOR the ratification of the appointment of Arthur Andersen LLP as the independent auditor of Bancorp for the fiscal year ending December 31, 1995. If the shareholder directs otherwise, his or her proxy will be voted as he or she directs. A shareholder may revoke any proxy that he or she has given. To do so, the shareholder must either (i) give Bancorp written notice of the revocation before the proxy is used; or (ii) revoke the proxy at the Annual Meeting before any vote is taken. The Notice of Annual Meeting, this Proxy Statement, and the form of proxy are first being mailed to shareholders on or about April 24, 1995.

     The Board of Directors has fixed the close of business on March 28, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On that date, Bancorp had outstanding 3,290,952 shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote (a total of 3,290,952 votes). On the record date, Bancorp also had outstanding 43,950 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"). Each share of Convertible Preferred Stock is entitled to 100 votes (a total of 4,395,000 votes). The holders of Common Stock and Convertible Preferred Stock (who are referred to in this Proxy Statement collectively as the "Shareholders") will vote as one class on the matters scheduled to come before the meeting. At the Annual Meeting, the Shareholders will be entitled to cast a total of 7,685,952 votes, which are referred to in this Proxy Statement as "Votes".

     The affirmative vote of a majority of the Votes that are present, in person or by proxy, and entitled to vote at the Annual Meeting is required to elect each director, to adopt the new incentive stock option plan, and to ratify the appointment of Arthur Andersen LLP. Abstentions will be counted as Votes that are present and entitled to vote. Therefore an abstention on the election of directors will have the same effect as a vote to withhold authority to vote for the nominees. An abstention on the approval of the incentive stock option plan will have the same effect as a vote against the adoption. An abstention on the ratification of the appointment of Arthur Andersen LLP will have the same effect as a vote against such ratification. "Broker non-votes" will be counted as Votes that are present, but they will not be deemed entitled to vote. Therefore, a "broker non-vote" will not affect the outcome of the election of directors, the adoption of the new stock option plan, or the ratification of the appointment of Arthur Andersen LLP.

     Bancorp's Annual Report to Shareholders for the fiscal year ended December 31, 1994, including financial statements, is being mailed together with these proxy materials to all shareholders. The Annual Report to Shareholders is not a part of these proxy materials.

     Bancorp will bear the cost of soliciting proxies. In addition to using the mails, the directors, officers, and employees of Bancorp and The Westport Bank and Trust Company (the "Bank"), a wholly-owned subsidiary of Bancorp, may solicit proxies personally, by telephone, or by telegraph. These officers, directors, and employees will not be specifically compensated for these services.

                            1. ELECTION OF DIRECTORS

     A Board of eight (8) directors is to be elected at the Annual Meeting. It is intended that Votes represented by properly executed proxies will be cast, in the absence of a contrary indication, in favor of the election of George H. Damman, Michael H. Flynn, William L. Gault, Kurt B. Hersher, William E. Mitchell, David A. Rosow, William D. Rueckert, and Jay Sherwood, each to hold office until the next annual meeting and until his successor is elected and qualified. All of the nominees are currently serving as directors of Bancorp and of the Bank. Proxies may not be voted for more than eight individuals.

     For shareholders participating in Bancorp's Employee Stock Ownership Plan (the "ESOP") administered by the Bank, the Bank in its capacity as trustee of the ESOP will vote any shares that it holds for the participant's account in accordance with the proxy returned by the participant covering his or her shares held under the ESOP on the record date.

     If, at the time of the Annual Meeting, any of the nominees has become unavailable to serve as a director, shares represented by proxies may be voted for a substitute chosen by the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve as a director of Bancorp if elected. Bancorp has no reason to believe that any nominee will be unable to serve as a director.

INFORMATION ABOUT NOMINEES FOR ELECTION AS DIRECTORS

     The names of the nominees for election as director are set forth below, together with their ages as of April 24, 1995, their committee memberships, and their principal occupations and other major affiliations during the last five years. BANCORP'S BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE AS A DIRECTOR OF BANCORP.

                                                                               PERIOD SERVED AS DIRECTOR
   NAME AND AGE                                                      AND BUSINESS EXPERIENCE DURING PAST FIVE YEARS
   ------------                                                      ----------------------------------------------
George H. Damman, 60                                   Director of Bancorp since 1983; Director of the Bank since 1972;
(a), (b), (c), (d), (e)                                President of Damman Associates, Inc. (insurance brokerage) since 1960.

Michael H. Flynn, 57                                   Director of Bancorp and the Bank since September, 1989; President and
(a), (b), (c), (d), (e), (f)                           Chief Executive Officer of Bancorp and the Bank since September, 1989; Senior
                                                       Vice President and Director of Commercial Business Development in Fairfield
                                                       County for Connecticut National Bank, from 1979 until 1989; Chairman (since
                                                       1993) and a member (since before 1990) of the Board of Directors of
                                                       Bridgeport Hospital.

William L. Gault, 60                                   Director of Bancorp since 1983; Director of the Bank since 1979;
(c), (d), (e), (g)                                     President of L.H. Gault & Son, Inc. (fuel oil and gravel supply) since before
                                                       1990.

Kurt B. Hersher, 67                                    Director of Bancorp and the Bank since January, 1990; President and
(e), (f), (g)                                          Chief Executive Officer of Stelco Industries, Inc. (a property management company and former owner of Stevenson Lumber Co. and Truss-Tech, Inc.), since before 1990; President of Stevenson Lumber Co. (wholesaler and retailer of lumber products) from 1953 until 1993; President of
                                                       Truss-Tech, Inc. (manufacturer of floor and roof trusses) from 1986 until
                                                       1993.

William E. Mitchell, 51                                Director of Bancorp since 1983; Director of the Bank since 1982;
(e), (f)                                               President of Ed Mitchell Inc. (clothing retailer) since before 1990.

David A. Rosow, 52                                     Director of Bancorp and the Bank since December, 1990; Chairman of
(a), (c), (d), (e), (f)                                the Board of Directors of Bancorp and the Bank since October,
                                                       1991; Chairman and Chief Executive Officer of Rosow & Company, Inc. (private investment company) since 1989; Chairman and Chief Executive Officer of
                                                       International Golf Group, Inc. (a company active in the ownership, management, and design of golf courses in the United States and Southeast
                                                       Asia) since 1990; President and Chief Executive Officer of Moore & Munger,
                                                       Inc. (marketer of petroleum and synthetic waxes), from 1987 to 1989, and its wholly-owned subsidiary, The Stratton Corporation (a four-season resort in southern Vermont), from 1980 to June, 1989.

William D. Rueckert, 42                                Director of Bancorp and the Bank since February, 1992; President of
(a), (b), (e), (g)                                     Rosow & Company, Inc. (private investment company) since 1989; President of
                                                       International Golf Group, Inc. (a company active in the ownership, management, and design of golf courses in the United States and Southeast
                                                       Asia) since 1990; Treasurer of Moore & Munger, Inc. (marketer of petroleum and synthetic waxes) from 1987 to 1989.

Jay Sherwood, 49                                       Director of Bancorp since 1983; Director of the Bank since
(a), (b), (e), (g)                                     1982; Owner, Green's Farms Agency (private investment, custodial, and administrative company) since before 1990; President of Sherwood Agency
                                                       (private investment company) since before 1990; Vice President and Secretary of Design Strategy Corporation (computer consulting company) since before
                                                       1990.

- - ---------------
 (a) Member of Investment Committee of the Board of Directors of the Bank.

 (b) Member of Trust Committee of the Board of Directors of the Bank.

 (c) Member of Compensation Committee of the Board of Directors of Bancorp.

 (d) Member of Compensation Committee of the Board of Directors of the Bank.

 (e) Member of Executive Committee of the Board of Directors of Bancorp.

 (f) Member of Directors Loan Committee of the Board of Directors of the Bank.

 (g) Member of Audit Committee of the Board of Directors of the Bank.

MEETINGS OF THE BOARD OF DIRECTORS

     Bancorp's Board of Directors held thirteen (13) meetings during 1994. Each director of Bancorp attended at least 75% of the total number of meetings of Bancorp's Board and of the committees of the Board on which he served, except Mr. Mitchell.

     Bancorp's Board has two committees; the Executive Committee and the Compensation Committee. The Executive Committee may exercise all of the powers of Bancorp's Board, except for: (i) the power to take actions relating to a merger of Bancorp or a sale, lease, or exchange of all or substantially all of its assets; (ii) the power to amend the bylaws of Bancorp; (iii) the power to declare a dividend; (iv) the power to authorize the issuance of stock; and (v) certain other powers. Mr. Flynn is the Chairman of the Executive Committee. The Executive Committee did not meet during 1994.

     The function of the Compensation Committee is to review the compensation paid to directors and officers of Bancorp and to make recommendations concerning the grant of stock options. Mr. Damman is the Chairman of the Compensation Committee. The Compensation Committee met four (4) times during 1994.

     Bancorp's Board of Directors does not have an audit committee or a nominating committee.

     All directors of Bancorp also serve as directors of the Bank. The Bank's Board of Directors held thirteen (13) meetings during 1994. Each director of the Bank attended at least 75% of the total number of meetings of the Bank's Board and of the committees of the Bank's Board on which he served, except Mr. Mitchell.

     The Bank's Board has five committees: the Audit Committee, the Compensation Committee, the Trust Committee, the Directors Loan Committee, and the Investment Committee.

     The Bank's Audit Committee makes recommendations to the Bank's Board regarding the appointment of independent auditors. It also reviews matters raised by the Bank's internal and independent auditors. Mr. Gault is the Chairman of the Audit Committee. During 1994, the Audit Committee held five (5) meetings.

     The Bank's Compensation Committee reviews and makes recommendations concerning the compensation paid to directors and officers of the Bank. The Committee also reviews and makes recommendations concerning the Bank's employee benefit plans. Mr. Damman is the Chairman of the Compensation Committee. During 1994, the Committee held four (4) meetings.

     The Bank's Trust Committee reviews the operations of the Bank's Trust Department. Mr. Sherwood is the Chairman of the Trust Committee. During 1994, the Trust Committee held twelve (12) meetings.

     The Bank's Directors Loan Committee decides whether to approve large loans and credits. It also reviews the Bank's lending policies and procedures. Mr. Rosow is the Chairman of the Directors Loan Committee. During 1994, the Committee held nine (9) meetings.

     The Bank's Investment Committee oversees the management of the Bank's investment portfolio and the Bank's assets and liabilities match. Mr. Flynn is the Chairman of the Investment Committee. During 1994, the Committee met ten
(10) times.

     Effective September 1, 1992, the Board of Directors of Bancorp and the Board of Directors of the Bank voted to suspend the payment of all directors' fees indefinitely. In addition, on January 28, 1993, the directors voted to refund to the Bank and to Bancorp all directors' fees paid during 1992 by the Bank and Bancorp prior to September 1, 1992. As a result, non-employee directors of the Bank and Bancorp served without compensation during 1992, 1993, and 1994 and are continuing to serve without compensation.

     If the Boards had not voted to suspend the payment of directors' fees, directors who are not employees of Bancorp or the Bank would be entitled to receive an annual retainer fee of $4,800 from the Bank and attendance fees of $400 per Bank Board meeting, $150 ($200 in the case of a committee chairman) per Bank committee meeting, $400 per Bancorp Board meeting that does not coincide with a Bank Board meeting, and $150 ($200 in the case of a committee chairman) per Bancorp committee meeting that does not coincide with a Bank committee meeting. Directors who are employees of Bancorp or the Bank receive no compensation for their services as Bank or Bancorp Board or committee members.

     Under the Bank's and Bancorp's Directors' Deferred Compensation Plans, directors of the Bank and Bancorp who are not employees may elect each year to defer payment of all or part of their directors' fees. The interest earned on these fees is credited to an unfunded directors' deferred compensation account on the first day of each fiscal quarter. The rate of interest paid on deferred fees is the equivalent of the rate of interest paid by the Bank on individual retirement account certificates of deposit.

     Under Bancorp's Directors' Retirement Plan, each non-employee Bancorp director will be entitled to an annual retirement benefit under the plan equal to the annual retainer fee paid to Bancorp's directors. The benefit will be payable to the director: (i) if the director retires from the Bancorp Board on or after his 70th birthday; (ii) if the director ceases to serve as a director as a result of permanent and total disability following at least 20 years of service as a director; (iii) if, under certain circumstances, a change in control of Bancorp occurs; (iv) if the director retires on or after his 65th birthday following at least 10 years of service as a director; or (v) if the director retires regardless of age, following at least 15 years of service as a director. The director will not begin to receive his retirement benefit under the plan until he reaches the age of 65 unless the director's termination is caused by his permanent and total disability. The annual benefit is payable to the retired director for a period of time equal to the total number of years that he served as a director (excluding any period when he was both a salaried employee of Bancorp and a director). If a former director dies after he has begun receiving his retirement benefit payments but before he has received his entire benefit, the unpaid balance will continue to be paid to his designated beneficiary for up to 10 years after his death. If a director dies after reaching age 65 or completing at least 15 years of service as a director, but before retiring from the Bancorp Board, a retirement benefit will be paid to his designated beneficiary in an amount and for a period equal to the retirement benefit his beneficiary would have received under the plan if the director had retired from the Bancorp Board on the date of the last annual meeting of shareholders before the date of his death, provided that no benefit will be payable to the beneficiary or estate for more than 10 years. No benefit is payable to a director's beneficiary or estate if the director dies prior to age 65, unless the director would otherwise have been entitled to a retirement benefit under the plan at the time of his death.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of Bancorp Common Stock and Convertible Preferred Stock as of March 28, 1995, for each director, each named executive officer, and all directors and executive officers as a group:

                                                                                        SHARES OF CONVERTIBLE
                                                                                              PREFERRED
                                   SHARES OF COMMON STOCK     SHARES OF COMMON STOCK      STOCK BENEFICIALLY      TOTAL VOTING
                                     ACTUALLY OWNED (1)        BENEFICIALLY OWNED(2)         OWNED (2)(3)          POWER (4)
                                  -----------------------   -------------------------    --------------------  -----------------
                                                              AMOUNT AND
                                                               NATURE OF                  AMOUNT AND                     PERCENT
                                    NUMBER        PERCENT      TOTAL OF       PERCENT     NATURE OF   PERCENT               OF
        NAME OF                       OF            OF        BENEFICIAL        OF        BENEFICIAL     OF               TOTAL
   BENEFICIAL OWNER                 SHARES         CLASS       OWNERSHIP       CLASS      OWNERSHIP    CLASS     VOTES    VOTES
   ----------------               -----------     -------   ---------------   -------    -----------  -------  ---------  ------
Thomas P. Bilbao  . . . . . .         100(5)          *       204,267(6)         5.8%         250         *      25,100       *
Richard T. Cummings, Jr.  . .       1,813(7)          *        72,646(8)         2.2          250         *      26,813       *
George H. Damman  . . . . . .      73,650(9)        2.2%      373,650(9)(10)    10.4        2,000       4.6%    273,650     3.6%
Michael H. Flynn  . . . . . .       3,764(11)         *       362,097(12)        9.9          500       1.1      53,764       *
William L. Gault  . . . . . .      21,596(9)          *       171,596(9)(13)     5.0        1,000       2.3     121,596     1.6
Kurt B. Hersher . . . . . . .       3,540(9)          *       153,540(9)(14)     4.5        1,000(15)   2.3     103,540     1.4
William B. Laudano, Jr. . . .           0             0        37,500(16)        1.1            0         0           0       0
William E. Mitchell . . . . .       5,040(17)         *         5,040(17)          *            0         0       5,040       *
David A. Rosow  . . . . . . .     333,225(18)      10.1     1,833,225(19)       38.3       10,000(20)  22.8   1,333,225    17.4
William D. Rueckert . . . . .       2,000             *         2,000              *            0         0       2,000       *
Jay Sherwood  . . . . . . . .     149,660           4.6       299,660(21)        8.7        1,000       2.3     249,660     3.3
All Directors and Executive
 Officers as a group
 (12 individuals) . . . . . .     594,388          18.1     3,552,721(9)(22)    56.9       16,000      36.4   2,194,388    28.6

- - --------------
  *  Less than 1%.

 (1) This column indicates the number of shares of Common Stock that the shareholder owned and had the right to vote as of March 28, 1995. The column does not include the number of shares that the shareholder had the right to acquire as of that date.

 (2) Unless otherwise indicated, each person and the members of the group have sole voting and investment power with respect to the shares shown.

 (3) Each share of Convertible Preferred Stock is convertible into 100 shares of Common Stock.

 (4) Each share of Common Stock is entitled to one Vote and each share of Convertible Preferred Stock is entitled to 100 Votes. As of March 28, 1995, the total number of Votes represented by shares actually issued and outstanding was 7,685,952. The number of Votes that the table attributes to each shareholder is based on the number of shares of Common Stock and Convertible Preferred Stock that the shareholder had the right to vote as of March 28, 1995. It does not include the number of shares that each shareholder had the right to acquire.

 (5) These shares are held for Mr. Bilbao by the Bancorp ESOP.

 (6) Includes 25,000 shares of Common Stock that Mr. Bilbao would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, 100 shares of Common Stock held for Mr. Bilbao by the Bancorp ESOP, 12,500 shares of Common Stock that Mr. Bilbao would hold if he were to exercise all of his warrants to purchase Common Stock, and 166,667 shares of Common Stock that Mr. Bilbao would hold if he were to exercise all of his stock options that were exercisable within 60 days of March 28, 1995.

 (7) Includes 1,500 shares of Common Stock held by Mr. Cummings and 313 shares of Common Stock held for Mr. Cummings by the Bancorp ESOP.

 (8) Includes 1,500 shares of Common Stock held by Mr. Cummings, 313 shares of Common Stock held for Mr. Cummings by the Bancorp ESOP, 25,000 shares of Common Stock that Mr. Cummings would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, 12,500 shares of Common Stock that Mr. Cummings would hold if he were to exercise all of his warrants to purchase Common Stock, and 33,333 shares of Common Stock that Mr. Cummings would hold if he were to exercise all of his stock options that were exercisable within 60 days of March 28, 1995.

 (9) The table does not include shares owned by the family members of the following directors and executive officers: Mr. Damman (4,023 shares); Mr. Gault (3,780 shares); Mr. Hersher (1,600 shares); and all directors and executive officers as a group, including such persons (9,403 shares). Beneficial ownership of these shares is disclaimed.

(10) Includes 73,650 shares of Common Stock held by Mr. Damman, 200,000 shares of Common Stock that Mr. Damman would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, and 100,000 shares of Common Stock that Mr. Damman would hold if he were to exercise all of his warrants to purchase Common Stock.

(11) Includes 1,500 shares of Common Stock held by Mr. Flynn, 1,500 shares of Common Stock as to which Mr. Flynn, as trustee of a trust, possesses sole voting power, and 764 shares of Common Stock held for Mr. Flynn by the Bancorp ESOP.

(12) Includes 1,500 shares of Common Stock held by Mr. Flynn, 1,500 shares of Common Stock as to which Mr. Flynn, as trustee of a trust, possesses sole voting power, 764 shares of Common Stock held for Mr. Flynn by the Bancorp ESOP, 50,000 shares of Common Stock that Mr. Flynn would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, 25,000 shares of Common Stock that Mr. Flynn would own if he were to exercise all of his warrants to purchase Common Stock, and 283,333 shares of Common Stock that Mr. Flynn would own if he were to exercise all of his stock options that were exercisable within 60 days of March 28, 1995.

(13) Includes 21,596 shares of Common Stock held by Mr. Gault, 100,000 shares of Common Stock that Mr. Gault would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, and 50,000 shares of Common Stock that Mr. Gault would hold if he were to exercise all of his warrants to purchase Common Stock.

(14) Includes 3,540 shares of Common Stock held by Mr. Hersher, 100,000 shares of Common Stock that Mr. Hersher would hold as a co-trustee if all of the Convertible Preferred Stock that he holds as a co-trustee were to be converted into Common Stock, and 50,000 shares of Common Stock that Mr. Hersher would hold as co-trustee if all of the warrants to purchase Common Stock that he holds as a co-trustee were to be exercised.

(15) Includes 1,000 shares of Convertible Preferred Stock held by Mr. Hersher as co-trustee.

(16) These are shares of Common Stock that Mr. Laudano would hold if he were to exercise all of his stock options that were exercisable within 60 days of March 28, 1995.

(17) Includes 3,780 shares of Common Stock held by Mr. Mitchell, and 1,260 shares of Common Stock held by the Ed Mitchell Inc. Profit-Sharing Plan and Trust, of which Mr. Mitchell is a co-trustee.

(18) Includes 333,225 shares of Common Stock held by Jean D. Rosow, as to which David A. Rosow has a general proxy to vote.

(19) Includes 333,225 shares of Common Stock held by Jean D. Rosow, as to which David A. Rosow has a general proxy to vote, 1,000,000 shares of Common Stock as to which David A. Rosow would have a general proxy to vote if Jean D. Rosow were to convert all of her Convertible Preferred Stock into Common Stock (David A. Rosow currently has a general proxy to vote such Convertible Preferred Stock), and 500,000 shares of Common Stock that Mr. Rosow would have a general proxy to vote if Jean D. Rosow were to exercise all of her warrants to purchase Common Stock.

(20) Includes 10,000 shares of Convertible Preferred Stock held by Jean D. Rosow as to which David A. Rosow has a general proxy to vote.

(21) Includes 91,650 shares of Common Stock held by Mr. Sherwood, 100,000 shares of Common Stock that Mr. Sherwood would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, 58,010 shares of Common Stock held by a corporation of which Mr. Sherwood is a principal owner, and 50,000 shares of Common Stock that Mr. Sherwood would hold if he were to exercise all of his warrants to purchase Common Stock.

(22) With respect to the executive officer not named in this table, this number includes 37,500 shares of Common Stock that such officer would hold if he were to exercise all of his stock options that were exercisable within 60 days of March 28, 1995.

OWNERS OF 5% OR MORE OF ANY CLASS OF STOCK

     To the knowledge of Bancorp, based on information filed with the Securities and Exchange Commission and Bancorp's records, the following table sets forth as of March 28,1995, the beneficial owners of more than 5% of Bancorp's Common Stock and Convertible Preferred Stock:

                                                                                             CONVERTIBLE
                                                                                           PREFERRED STOCK
                                        COMMON STOCK               COMMON STOCK           BENEFICIALLY OWNED      TOTAL VOTING
                                      ACTUALLY OWNED(1)       BENEFICIALLY OWNED (2)            (2)(3)             POWER (4)
                                  -----------------------   -------------------------     ------------------- -------------------
                                                  PERCENT                     PERCENT                 PERCENT            PERCENT
   NAME AND ADDRESS                NUMBER OF        OF         NUMBER OF        OF        NUMBER OF      OF              OF TOTAL
   BENEFICIAL OWNER                 SHARES         CLASS        SHARES         CLASS        SHARES     CLASS    VOTES     VOTES
   ----------------               ----------      -------   ------------      -------     ---------   ------- ---------  --------
David A. Rosow  . . . . . . .     333,225(5)       10.1%    1,833,225(6)        38.3%      10,000(7)   22.8%  1,333,225    17.4%
  167 Old Post Road
  Southport, CT 06490-1301

Josiah T. & . . . . . . . . .     212,250           6.5     1,787,250(8)        36.7       10,500      23.9   1,262,250    16.4
  Valer C. Austin
  Star Route 395
  Pearce, AZ 85624

Riverside Associates  . . . .           0             0       600,000(9)        15.4        4,000       9.1     400,000     5.2
  Limited Partnership I
  253 Riverside Ave.
  Westport, CT 06880
  Attn: Andrew Knuth
        General Partner

John Sherwood . . . . . . . .     224,292           6.8       449,292(10)       12.8        1,500       3.4     374,292     4.9
  P.O. Box 48
  Westport, CT 06881

George H. Damman  . . . . . .      73,650           2.2       373,650(11)       10.4        2,000       4.6     273,650     3.6
  P.O. Box 201
  Greens Farms, CT 06436

Jay Sherwood  . . . . . . . .     149,660           4.6       299,660(12)        8.7        1,000       2.3     249,660     3.3
  P.O. Box 32
  Greens Farms, CT 06436

Michael H. Flynn  . . . . . .       3,764(13)         *       362,097(14)        9.9          500       1.1      53,764       *
  277 Greenfield Hill Rd.
  Fairfield, CT 06430

The Westport Bank . . . . . .      57,417           1.7       207,417(15)        6.0        1,000       2.3     157,417     2.1
  & Trust Company,
  Trustee
  (u/a Michael Perrotelli)

William L. Gault  . . . . . .      21,596             *       171,596(16)        5.0        1,000       2.3     121,596     6.6
  112 South Compo Rd.
  Westport, CT 06880

- - ----------------
 (1) This column indicates the number of shares of Common Stock that the shareholder owned and had the right to vote as of March 28, 1995. The column does not include the number of shares that the shareholder had the right to acquire as of that date.

 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown.

 (3) Each share of Convertible Preferred Stock is convertible into 100 shares of Common Stock.

 (4) Each share of Common Stock is entitled to one Vote and each share of Convertible Preferred Stock is entitled to 100 Votes. As of March 28, 1995, the total number of Votes represented by shares actually issued and outstanding was 7,685,952. The number of Votes that the table attributes to each shareholder is based on the number of shares of Common Stock and Convertible Preferred Stock that the shareholder had the right to vote as of March 28, 1995. It does not include the number of shares that each shareholder had the right to acquire.

 (5) Includes 333,225 shares of Common Stock held by Jean D. Rosow, as to which David A. Rosow has a general proxy to vote.

 (6) Includes 333,225 shares of Common Stock held by Jean D. Rosow, as to which David A. Rosow has a general proxy to vote, 1,000,000 shares of Common Stock as to which David A. Rosow would have a general proxy to vote if Jean D. Rosow were to convert all of her Convertible Preferred Stock into Common Stock (David A. Rosow currently has a general proxy to vote such Convertible Preferred Stock), and 500,000 shares of Common Stock that Mr. Rosow would have a general proxy to vote if Jean D. Rosow were to exercise all of her warrants to purchase Common Stock.

 (7) Includes 10,000 shares of Convertible Preferred Stock held by Jean D. Rosow as to which David A. Rosow has a general proxy to vote.

 (8) Includes 212,250 shares of Common Stock held jointly by Josiah T. and Valer C. Austin, 1,050,000 shares of Common Stock that the Austins would hold jointly if they were to convert all of the Convertible Preferred Stock that they hold jointly into Common Stock, and 525,000 shares of Common Stock that the Austins would hold jointly if they were to exercise all of the warrants that they hold jointly to purchase Common Stock.

 (9) Includes 400,000 shares of Common Stock that Riverside Associates Limited Partnership I would hold if it were to convert all of its shares of Convertible Preferred Stock into Common Stock and 200,000 shares of Common Stock that Riverside Associates Limited Partnership I would hold if it were to exercise all of its warrants to purchase Common Stock.

(10) Includes 64,962 shares of Common Stock held by John Sherwood, 159,330 shares of Common Stock held by trusts of which Mr. Sherwood is the beneficiary, 150,000 shares of Common Stock that John Sherwood would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, and 75,000 shares of Common Stock that John Sherwood would hold if he were to exercise all of his warrants to purchase Common Stock.

(11) Includes 73,650 shares of Common Stock held by Mr. Damman, 200,000 shares of Common Stock that Mr. Damman would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, and 100,000 shares of Common Stock that Mr. Damman would hold if he were to exercise all of his warrants to purchase Common Stock. This total does not include 4,023 shares of Common Stock held by Mr. Damman's spouse. Mr. Damman disclaims beneficial ownership of shares held by his spouse.

(12) Includes 91,650 shares of Common Stock held by Mr. Sherwood, 100,000 shares of Common Stock that Mr. Sherwood would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, 58,010 shares of Common Stock held by a corporation of which Mr. Sherwood is a principal owner, and 50,000 shares of Common Stock that Mr. Sherwood would hold if he were to exercise all of his warrants to purchase Common Stock.

(13) Includes 1,500 shares of Common Stock held by Mr. Flynn, 1,500 shares of Common Stock as to which Mr. Flynn, as trustee of a trust, possesses sole voting power, and 764 shares of Common Stock held for Mr. Flynn by the Bancorp ESOP.

(14) Includes 1,500 shares of Common Stock held by Mr. Flynn, 1,500 shares of Common Stock as to which Mr. Flynn, as trustee of a trust, possesses sole voting power, 764 shares of Common Stock held for Mr. Flynn by the Bancorp ESOP, 50,000 shares of Common Stock that Mr. Flynn would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, 25,000 shares of Common Stock that Mr. Flynn would own if he were to exercise all of his warrants to purchase Common Stock, and 283,333 shares of

     Common Stock that Mr. Flynn would own if he were to exercise all of his stock options that were exercisable within 60 days of March 28, 1995.

(15) Includes 57,417 shares of Common Stock actually held, 100,000 shares of Common Stock that would be held if all Convertible Preferred Stock held were to be converted into Common Stock, and 50,000 shares of Common Stock that would be held if all warrants to purchase Common Stock were to be exercised.

(16) Includes 21,596 shares of Common Stock held by Mr. Gault, 100,000 shares of Common Stock that Mr. Gault would hold if he were to convert all of his Convertible Preferred Stock into Common Stock, and 50,000 shares of Common Stock that Mr. Gault would hold if he were to exercise all of his warrants to purchase Common Stock. This total does not include 3,780 shares of Common Stock owned by family members. Mr. Gault disclaims beneficial ownership of such shares.

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of Bancorp and persons who own more than 10% of Bancorp's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Reporting persons are required to furnish Bancorp with copies of all such reports that they file. Based solely on a review of the copies of the reports and any written representations that it has received, Bancorp believes that all Reporting Persons have complied with the filing requirements of Section 16(a) except for Josiah T. and Valer C. Austin, who each filed an Annual Statement of Changes in Beneficial Ownership (Form 5) that disclosed four (4) transactions that should previously have been reported on Form 3 and five (5) transactions that should previously have been reported on Form 4. In each such transaction, the shareholder acquired beneficial ownership of shares of Bancorp Common Stock or Convertible Preferred Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of Bancorp makes all decisions with respect to the compensation of executive officers of Bancorp and with respect to grants of options to purchase shares of Bancorp stock. The Board of Directors of the Bank makes all decisions (other than decisions involving Bancorp stock options) with respect to the compensation of executive officers of the Bank. Each Board normally makes these decisions on the basis of recommendations submitted by its Compensation Committee. Michael H. Flynn, who is President and Chief Executive Officer of Bancorp and the Bank as well as a member of the Boards and Compensation Committees of Bancorp and the Bank, takes no part in any final recommendations or decisions that relate to his own compensation.(1)

   - Executive Compensation Policies

     The primary objectives of the compensation policies of Bancorp and the Bank are: (i) to attract and retain individuals of outstanding ability to lead Bancorp and the Bank; (ii) to reward executive officers whose efforts have contributed to the success of Bancorp and the Bank; and (iii) to align compensation levels and incentives with the business objectives of Bancorp and the Bank. Every decision regarding the compensation of every executive officer of Bancorp and the Bank is made on the basis of the following criteria: (i) the quality of the officer's performance; (ii) the scope of the officer's responsibilities and experience; (iii) the overall performance and financial condition of Bancorp and the Bank; and (iv) the levels of compensation that Bancorp's and the Bank's competitors of similar size are paying executives who hold comparable positions.

- - ----------------
(1) The Section of this Proxy Statement entitled "Compensation Committee Interlocks and Insider Participation" describes transactions between the Bank or Bancorp and members of the Compensation Committees.

     The three principal components of executive compensation at Bancorp and the Bank are salary, annual incentive bonus, and stock options. Bancorp does not pay salaries to its executive officers. Every executive officer of Bancorp is also an executive officer of the Bank and receives a salary from the Bank. The executive officer's salary is a fixed amount that is set annually. In formulating salary and annual incentive bonus recommendations each year, the Compensation Committee consults with an independent expert and reviews survey data regarding the salaries of executives holding positions of comparable authority with comparable institutions located in the Bank's market area. The Committee also considers the quality of the executive's performance, the scope of the officer's responsibilities and experience, and the overall performance and financial condition of the Bank. In evaluating the Bank's performance and condition, the Committee does not rely exclusively on any single measure or formula. Instead, the Committee considers the totality of circumstances relating to the Bank's operations and financial condition. Some of the indicators reviewed by the Committee for this purpose include the Bank's income level, the Bank's capital ratios, the quality of the Bank's loan portfolio, the level of the Bank's return on assets, the return on the Bank's equity, the results of examination by regulators, and the short-term and long-term financial outlook for the Bank.

     When it finds it appropriate to do so, the Bancorp Board, upon the recommendation of the Bancorp Compensation Committee, grants options to purchase Bancorp stock to executive officers and employees of Bancorp and the Bank. Stock options play an important role in executive compensation because they provide a link between the executive officer's level of remuneration and the level of success achieved by Bancorp and the Bank. Stock options also create incentives for executive officers to remain in the long-term employ of Bancorp and the Bank.

     Since 1993, the Bancorp Board has granted stock options to each of the executive officers of Bancorp and the Bank. Certain executive officers received options under Bancorp's 1985 Incentive Stock Option Plan (which is described in this Proxy Statement). These options qualify as incentive stock options under the Internal Revenue Code. The remainder of the executive officers, including Mr. Flynn, Mr. Bilbao, and Mr. Cummings, received options pursuant to a special grant that was approved by Bancorp's shareholders at the 1993 Annual Meeting. These options do not qualify as incentive stock options. The options granted to each officer are scheduled to become exercisable gradually over a number of years and to expire within ten years of their grant. The exercise price of each option equals the market price of Bancorp Common Stock on the date the option was granted.

     The Bancorp Board and Compensation Committee believe that the number and exercise prices of the options currently held by executive officers of Bancorp and the Bank are at the levels necessary to create appropriate incentives and rewards. The Bancorp Compensation Committee monitors market conditions on an ongoing basis and notifies the Bancorp Board whenever it determines that changes in circumstances have rendered these incentives and rewards inadequate or inappropriate.

     In addition to all other compensation that they receive, executive officers of the Bank may participate in the various employee benefit plans that are available to other employees of the Bank. The Compensation Committee of the Bank periodically reviews and amends these plans.

   - Compensation of Mr. Flynn

     In determining the level of compensation to be received by Mr. Flynn, the Boards and Compensation Committees of Bancorp and the Bank use the same methodology that they employ in setting the compensation levels of all other executive officers of Bancorp and the Bank. The Boards and Committees consider the quality of Mr. Flynn's performance, the scope of his responsibilities and experience, the performance and financial condition of Bancorp and the Bank, and the level of compensation received by the chief executive officers of entities that are comparable to Bancorp and the Bank.

     In light of the financial circumstances that have confronted Bancorp and the Bank during recent years, the Bank Board decided in 1994, as well as in 1993 and 1992, that it would be inappropriate to grant an increase in salary to the chief executive officer. Mr. Flynn concurred in these decisions. Accordingly, Mr. Flynn's salary for 1994 was the same as his salary for 1993, 1992, and 1991. The Board also decided in 1993 and 1992 that it would be inappropriate to grant a bonus to Mr. Flynn. Throughout 1994, the financial condition of Bancorp and the Bank was markedly improved. In deciding whether to grant a bonus for 1994, the Bank Board and Compensation

Committee considered all aspects of Bancorp's and the Bank's performance and financial condition, including income, return on equity, return on capital, capital ratios, quality of the loan portfolio, results of examinations (both FDIC and Federal Reserve), together with future financial outlook. Based on all these factors, together with the improving performance during calendar 1994, the Board elected to award Mr. Flynn, upon recommendation of the Committee, a performance bonus of $40,000.

     In 1992, the Bancorp Board granted Mr. Flynn options to purchase up to 425,000 shares of Bancorp Common Stock. During 1994, options to purchase up to 198,333 of these shares had become exercisable. The remainder of these options are scheduled to become exercisable during 1995, 1996, and 1997. The exercise price of the options is $2.00 per share. None of the options qualify as incentive stock options under the Internal Revenue Code. The Bancorp Board and Compensation Committee believe that these options will provide Mr. Flynn with appropriate rewards for his continuing efforts on behalf of Bancorp and the Bank. Accordingly, Bancorp did not grant any stock options to Mr. Flynn during 1994.

                                               THE COMPENSATION COMMITTEES OF
                                               BANCORP AND THE BANK

                                               George H. Damman, Chair
                                               Michael H. Flynn
                                               William L. Gault
                                               David A. Rosow

COMPENSATION OF EXECUTIVE OFFICERS IN 1994

SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation that the Bank and Bancorp paid for services rendered by Michael H. Flynn, Thomas P. Bilbao, William B. Laudano, Jr., and Richard T. Cummings, Jr. during the fiscal years 1992, 1993, and 1994:

                                                        ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                                        -------------------                   ----------------------
                                                                                      OTHER          OPTION/      ALL OTHER
                                                                                      ANNUAL           SARS      COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR       SALARY ($)      BONUS ($)    COMPENSATION ($)      (#)           ($)
- - ---------------------------              ----       -----------     ---------    ----------------  -----------   ------------
Michael H. Flynn                         1994        150,000         40,000               *              0          2,645(1)
 President, Director, and Chief          1993        150,000              0               *              0          2,242(2)
 Executive Officer of Bancorp            1992        150,000              0               *        425,000(3)         626(4)
 and the Bank

Thomas P. Bilbao                         1994        135,000         30,000               *              0          2,836(5)
 Executive Vice                          1993        135,000              0               *              0          2,127(6)
 President and Chief Operating           1992        115,769              0               *        250,000(7)         424(8)
 Officer of Bancorp and the Bank

William B. Laudano, Jr.                  1994         95,000         20,000               *              0          1,831(9)
 Senior Vice President and Chief         1993         32,885(10)          0               *         75,000(11)        406(12)
 Financial Officer of Bancorp and        1992              0(10)          0               0              0              0
 the Bank

Richard T. Cummings, Jr.                 1994         93,600         25,000               *              0          1,651(13)
 Senior Vice President, Lending,         1993         93,600              0               *              0           1480(14)
 of the Bank                             1992         93,600              0               *         50,000(15)        450(16)

- - ---------------
  * The aggregate value of perquisites and other personal benefits received during the fiscal year did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for the executive officer.

 (1) Includes the payment by the Bank of a life insurance premium of $641 and a matching contribution of $2,004 made by the Bank to Mr. Flynn's 401(k) savings plan deferral account.

 (2) Includes the payment by the Bank of a life insurance premium of $641 and a matching contribution of $1,601 made by the Bank to Mr. Flynn's 401(k) savings plan deferral account.

 (3) On December 17, 1992, the Board of Directors of Bancorp voted to grant Mr. Flynn an option to purchase up to 425,000 shares of Common Stock. This grant was conditioned upon the approval of the shareholders of Bancorp. On April 29, 1993, shareholders of Bancorp voted to approve the grant.

 (4) Includes the payment by the Bank of a life insurance premium of $576 and a matching contribution of $50 made by the Bank to Mr. Flynn's 401(k) savings plan deferral account.

 (5) Includes the payment by the Bank of a life insurance premium of $577 and a matching contribution of $2,259 made by the Bank to Mr. Bilbao's 401(k) savings plan deferral account.

 (6) Includes the payment by the Bank of a life insurance premium of $491 and a matching contribution of $1,636 made by the Bank to Mr. Bilbao's 401(k) savings plan deferral account.

 (7) On December 17, 1992, the Board of Directors of Bancorp granted Mr. Bilbao an option to purchase up to 250,000 shares of Common Stock. This grant was conditioned upon the approval of the shareholders of Bancorp. On April 29, 1993, the shareholders of Bancorp voted to approve the grant.

 (8) Includes the payment by the Bank of a life insurance premium of $374 and a matching contribution of $50 made by the Bank to Mr. Bilbao's 401(k) savings plan deferral account.

 (9) Includes the payment by the Bank of a life insurance premium of $406 and a matching contribution of $1,425 made by the Bank to Mr. Laudano's 401(k) savings plan deferral account.

(10) Mr. Laudano's employment with Bancorp and the Bank commenced on August 16, 1993.

(11) On September 2, 1993, the Bancorp Board granted Mr. Laudano an incentive stock option to purchase up to 75,000 shares of Common Stock.

(12) Includes the payment by the Bank of a life insurance premium of $406.

(13) Includes the payment by the Bank of a life insurance premium of $400 and a matching contribution of $1,251 made by the Bank to the 401(k) savings plan deferral account maintained for Mr. Cummings.

(14) Includes the payment by the Bank of a life insurance premium of $400 and a matching contribution of $1,080 made by the Bank to the 401(k) savings plan deferral account maintained for Mr. Cummings.

(15) On December 17, 1992, the Board of Directors of Bancorp voted to grant Mr. Cummings options to purchase up to 50,000 shares of Common Stock. This grant was conditioned upon the approval of the shareholders of Bancorp. On April 29, 1993, shareholders of Bancorp voted to approve the grant.

(16) Includes the payment by the Bank of a life insurance premium of $400 and a matching contribution of $50 made by the Bank to the 401(k) savings deferral account maintained for Mr. Cummings.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table presents information concerning the exercise of stock options by Messrs. Flynn, Bilbao, Laudano, and Cummings during the fiscal year ended December 31, 1994, and the value of the stock options held by each on December 31, 1994.

                                                                                                     VALUE OF
                                                                                                   UNEXERCISED
                                                           NUMBER OF SECURITIES UNDERLYING         IN-THE-MONEY
                                                                   OPTIONS/SARS AT               OPTIONS/SARS AT
                                SHARES                               FY-END (#)                     FY-END ($)
                              ACQUIRED ON      VALUE       ------------------------------  ---------------------------
      NAME                   EXERCISE (#)  REALIZED ($)     EXERCISABLE     UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
      ----                   ------------  ------------    ------------     -------------  -----------   -------------
Michael H. Flynn  . . . . . .     0            0.00         198,333(1)      226,667(1)    173,541.37(2)   198,333.62(2)
Thomas P. Bilbao  . . . . . .     0            0.00         116,667(1)      133,333(1)    102,083.62(2)   116,666.37(2)
William B. Laudano, Jr. . . .     0            0.00          37,500(3)       37,500(3)      4,687.50(4)     4,687.50(4)
Richard T. Cummings, Jr.  . .     0            0.00          23,333(1)       26,667(1)     20,416.38(2)    23,333.63(2)

- - --------------
 (1) These are shares of Common Stock underlying stock options granted by the Bancorp Board of Directors on December 17, 1992, and approved by the shareholders of Bancorp on April 29, 1993. The exercise price of the options is $2.00 per share of Common Stock.

 (2) The closing market price of Common Stock at the end of 1994 was $2.875 per share. The exercise price of the options is $2.00 per share. Therefore, the value of the unexercised options at the end of 1994, was $0.875 per share.

 (3) These are shares of Common Stock underlying stock options granted by the Bancorp Board of Directors on September 2, 1993, pursuant to Bancorp's 1985 Incentive Stock Option Plan. The exercise price of the options is $2.75 per share of Common Stock.

 (4) The closing market price of Common Stock at the end of 1994 was $2.875 per share. The exercise price of the options is $2.75 per share. Therefore, the value of the unexercised options at the end of 1994 was $0.125 per share.

PENSION AND RETIREMENT PLANS

     The Bank has a qualified non-contributory defined benefit pension plan (the "Pension Plan") covering all employees of the Bank over the age of 21 who have completed at least one (1) year of service with the Bank and have worked at least 1,000 hours.

     The Pension Plan provides that a vested participant will receive an annual retirement benefit that is equal to 70% of the participant's "average annual compensation" less 50% of the participant's Social Security benefits, proportionately reduced for less than 35 years of credited service. Employees who were participants as of December 31, 1978 are entitled to a minimum benefit equal to .75% of the first $4,800 of "average annual compensation" plus 1.5% of "average annual compensation" in excess of $4,800, multiplied by years of credited service, to a maximum of 35 years of service. The Pension Plan defines "average annual compensation" as one-fifth of a participant's aggregate compensation (as defined) for those five (5) consecutive years of service that yield the highest average yearly compensation. Benefits vest upon completion of five (5) years of credited service (not including service years prior to age
18) or upon reaching age 65 and are payable upon retirement or, in certain circumstances, upon death or disability. The normal form of retirement benefit is a 60 month annuity.

     The Bank froze the Pension Plan on January 1, 1992. As a result, no new benefits have accrued to participants since that date. The benefits that had already accrued prior to that date remain in place, were not decreased, and continue to be available to participants upon retirement. Any current employee with less than 5 years of service who was eligible to participate in the Pension Plan on January 1, 1992, will continue to accrue years of credited service for vesting purposes until he or she reaches five (5) years of credited service. Once such an employee reaches five (5) years of service, his or her vested benefits will be determined using data as of January 1, 1992. Subsequent data will not be used.

     The following table sets forth information as of December 31, 1994, concerning estimated annual benefits payable upon retirement at age 65 under the Pension Plan:

                                                            ANNUAL RETIREMENT BENEFIT IF
  AVERAGE ANNUAL                                        NUMBER OF YEARS OF CREDITED SERVICE
   COMPENSATION                                            (PRIOR TO 1/1/92) AT AGE 65 IS:
   ------------                                           --------------------------------
                                                             10          20          30
                                                          -------     -------     --------
     $ 50,000   . . . . . . . . . . . . . . . . .         $ 8,329     $16,657     $ 24,986
       75,000   . . . . . . . . . . . . . . . . .          13,329      26,657       39,986
      100,000   . . . . . . . . . . . . . . . . .          18,329      36,657       54,986
      125,000   . . . . . . . . . . . . . . . . .          23,329      46,657       69,986
      150,000   . . . . . . . . . . . . . . . . .          28,329      56,657       84,986
      175,000   . . . . . . . . . . . . . . . . .          33,329      66,657       99,986
      200,000   . . . . . . . . . . . . . . . . .          38,329      76,657      108,963

     For purposes of the Pension Plan, annual compensation is defined as annual earnings, excluding overtime, bonuses, and any other additional compensation. This amount corresponds to "Salary," which is reported in the Summary Compensation Table that appears in this Proxy Statement.

     As of December 31, 1994, Mr. Flynn had five (5) years of credited service under the Pension Plan and Mr. Cummings had four (4) years of credited service. Mr. Bilbao and Mr. Laudano were not eligible to participate in the Pension Plan on January 1, 1992. Consequently, they do not accrue years of credited service under the Pension Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Bank has a Supplemental Executive Retirement Plan (the "SERP") that covers key employees chosen by the Bank to participate. The SERP is intended to supplement retirement benefits under the Bank's Pension Plan such that the SERP and the Pension Plan together will provide a SERP participant with a benefit equal to 70% of the participant's final average earnings (defined as the average annual earnings during the five consecutive years that yield the highest compensation). With the consent of the Bank, a participant may retire prior to the Normal Retirement Date (as defined) under the Pension Plan, in which case benefits under the SERP are reduced. Payments under the SERP are made in equal monthly installments for a maximum of 15 years, with 10 years of payment guaranteed. If the participant dies prior to retirement and while still actively employed by the Bank, the death benefit under the SERP is 25% of the participant's base salary at the time of death, payable monthly for 15 years or until the death of the beneficiary, whichever occurs first. The SERP is unfunded and non-contributory. It is not qualified under the provisions of the Internal Revenue Code of 1986. The Bank has chosen Messrs. Flynn, Bilbao, Laudano, and Cummings, among others, to participate in the SERP. Because Mr. Flynn and Mr. Cummings have accrued virtually no benefits under the Bank's Pension Plan, and Mr. Bilbao and Mr. Laudano have accrued none, the SERP would provide Messrs. Flynn, Bilbao, Laudano, and Cummings benefits upon retirement equal to approximately 70% of their respective final average earnings (as defined). If Messrs. Flynn, Bilbao, Laudano, and Cummings were to retire on their Normal Retirement Dates, and if their final average earnings equalled their 1994 salaries, then Mr. Flynn would receive annual payments of $105,000 under the SERP, Mr. Bilbao would receive annual payments of $94,500, Mr. Laudano would receive annual payments of $66,500, and Mr. Cummings would receive annual payments of $65,520.

EMPLOYEE STOCK OWNERSHIP AND 401(K) SAVINGS PLAN

     The Bank and Bancorp maintain an Employee Stock Ownership and 401(k) Savings Plan (the "ESOP/401(k) Plan") for their employees. Every employee of the Bank and Bancorp is eligible to participate in the ESOP/401(k) Plan beginning on the January 1st following the date on which the employee's service with the Bank or Bancorp commenced. The ESOP/401(k) Plan consists of two components: (i) an Employee Stock Ownership Plan (the "ESOP"); and (ii) a 401(k) Savings Plan (the "401(k) Plan").

     Under the ESOP, Bancorp may make annual contributions to a trust, for the benefit of eligible participants, of Common Stock or of cash to be used for the purchase of such stock. Bancorp's annual contribution (the "ESOP Award") is allocated to the accounts of eligible participants, defined to include those participants who have completed a year of service in which at least 1,000 hours were worked and who were employed by Bancorp or the Bank on December 31st of the year for which the contribution is made. Bancorp's contribution is allocated to each eligible participant's account based on the ratio of such participant's salary during the year to the aggregate salary of all eligible participants.

     Each eligible participant has the option to receive 25% of his or her allocated ESOP Award as an immediate cash distribution. If a participant elects not to take the full 25% as a cash distribution, the portion of the 25% not taken becomes fully and immediately vested. The remainder of the ESOP Award, and the account balances attributable to the prior Profit-Sharing Plan (described below), vest 30% after three years of service, 40% after four years of service, and 100% after five years of service. In addition, eligible participants have full voting rights with respect to Common Stock allocated to their accounts. The balance in the account of each eligible participant is payable to such participant upon termination of employment with Bancorp or the Bank.

     The ESOP was created on January 1, 1986, when the Bank's Profit-Sharing Plan (the "Profit-Sharing Plan") was amended to become the ESOP. The Profit-Sharing Plan's account balances became the beginning accounts under the ESOP. During 1986, each participant was offered the opportunity to elect to invest the value of his account balance in Common Stock. On January 1, 1986, the Bank's Payroll-Based Stock Ownership Plan ("PAYSOP"), which had become effective as of January 1, 1985, was merged into the ESOP. Funds attributable to past PAYSOP awards are fully vested with the participants to whom they were allocated.

     Bancorp did not make any allocations under the ESOP during the fiscal year ended December 31, 1994.

     Effective January 1, 1992, the Bank and Bancorp established the 401(k) Plan. Under the 401(k) Plan, any employee of the Bank or Bancorp who is eligible to participate may contribute between 1% and 20% of his or her salary (subject to certain limits) to an elective deferral account. The Bank or Bancorp will then contribute an amount that equals the employee's contribution to his or her elective deferral account, up to a maximum matching contribution of 25% of the first 6% of the employee's compensation. Amounts contributed to an employee's elective deferral account are invested, at the direction of the employee, in one or more investment vehicles that have been approved by the Bank and Bancorp. Contributions to elective deferral accounts that comply with the requirements of Section 401(k) of the Internal Revenue Code are eligible for special treatment under the federal and state income tax laws. During the fiscal year ended December 31, 1994, the Bank made matching contributions of $2,003.81 to the elective deferral account of Mr. Flynn, $2,258.63 to the elective deferral account of Mr. Bilbao, $1,425.04 to the elective deferral account of Mr. Laudano, and $1,251.00 to the elective deferral account of Mr. Cummings.

1985 INCENTIVE STOCK OPTION PLAN

     On April 10, 1986, Bancorp's shareholders adopted the 1985 Incentive Stock Option Plan under which options to purchase Common Stock may be granted to employees of Bancorp or its subsidiaries (as subsequently amended, the "1985 Plan"). Bancorp has reserved 300,000 shares of Common Stock (adjusted to reflect a 100% stock dividend in July, 1987) for issuance upon the exercise of options granted under the Plan. Stock options may be granted only to those who are regular salaried employees. It is within the discretion of the Board of Bancorp, which administers the 1985 Plan in consultation with the Compensation Committee, to determine the employees who are to receive grants of options, the terms of the options, the number of shares that will underlie the options, and the exercise price of the options. Factors considered in making this determination include the duties of the respective employees, their present and potential contributions to the success of Bancorp and the Bank, and any other factors deemed relevant by the Board.

     Under the 1985 Plan, the option price may not be less than 100% (or 110%, in the case of an option granted to the holder of 10% or more of Bancorp's stock) of the fair market value of the Common Stock at the time the option is granted. Every grant of options under the 1985 Plan is subject to the following restrictions: (i) one-half of the total number of options granted to an employee may not be exercised until the employee has completed at least one year of continuous employment after the date of the grant; and (ii) the other one-half of the options may not be exercised until the employee has completed at least two years of continuous employment after the date of the grant. All options must expire within ten years (five years in the case of an option granted to the holder of 10% or more of Bancorp's stock) after the date of the grant.

     The Board may impose conditions on the exercise of options that are based upon the job performance of the grantee and the overall performance of Bancorp and the Bank subsequent to the grant.

     During 1994, the Bancorp Board granted incentive stock options to purchase a total of 37,200 shares of Common Stock, while cancelling options to purchase 9,960 shares of Common Stock. Messrs. Flynn, Bilbao, Laudano, and Cummings received no grants of options under the 1985 Plan in 1994. Messrs. Flynn, Bilbao, and Cummings hold no options under the 1985 Plan. Mr. Laudano holds an option to purchase up to 75,000 shares of Common Stock under the 1985 Plan.

     The Bancorp Board's right to make grants under the 1985 Plan will terminate on December 18, 1995. The Board is proposing to adopt a new incentive stock option plan. This new plan is described in Item 2 of this proxy statement.

AGREEMENTS WITH CERTAIN EXECUTIVES

     Bancorp and the Bank have entered into employment agreements with Michael
H. Flynn, Thomas P. Bilbao, William B. Laudano, Jr., and Richard T. Cummings, Jr. In addition, Bancorp has entered into stock option agreements with each of these executive officers.

     Mr. Flynn's employment agreement, which is dated August 31, 1989, and has a commencement date of September 11, 1989, provides that Mr. Flynn shall serve as President and Chief Executive Officer of Bancorp and the Bank and receive a salary of $135,000 that is subject to annual review and adjustment. The agreement permits Mr. Flynn to participate in various benefit plans established for employees of Bancorp and the Bank and to be considered for discretionary bonuses that the Bancorp and Bank Boards may grant from time to time. The initial term of the agreement was three years. After each anniversary of the date of the agreement, the agreement's term is automatically extended for an additional year unless Mr. Flynn, Bancorp, or the Bank gives contrary notice.

     Pursuant to a stock option agreement executed in connection with Mr. Flynn's employment agreement in 1989, Bancorp granted to Mr. Flynn a non-qualified option to purchase up to 50,000 shares of Common Stock. Mr. Flynn relinquished these options in a stock option agreement dated December 17, 1992. Under the 1992 stock option agreement, Bancorp conditionally granted to Mr. Flynn non-qualified options to purchase up to 425,000 shares of Common Stock that were to become exercisable gradually over five years and that were to expire within ten years following the date of the stock option agreement. The exercise price of these options was $2.00 per share. This grant became effective when it was approved by the shareholders of Bancorp at the 1993 Annual

Meeting. The agreement provides that all of Mr. Flynn's unexpired options will become immediately exercisable if a change in control of Bancorp occurs.

     Mr. Bilbao entered into an employment agreement with the Bank and Bancorp on June 16, 1992. The agreement provides that Mr. Bilbao shall serve as Executive Vice President and Chief Operating Officer of Bancorp and the Bank and receive a salary of $115,000 that is subject to annual review and adjustment. The agreement also entitles Mr. Bilbao to participate in various benefit plans established for employees of Bancorp and the Bank and to be considered for discretionary bonuses that the Bancorp and Bank Boards may grant from time to time. The initial term of Mr. Bilbao's employment agreement was three years. On each anniversary of the date of the agreement, its term is automatically extended for an additional year unless Mr. Bilbao, Bancorp, or the Bank gives contrary notice.

     On December 17, 1992, Mr. Bilbao entered into a stock option agreement with Bancorp under which Bancorp conditionally granted Mr. Bilbao a non-qualified option to purchase up to 250,000 shares of Bancorp common stock that were gradually to become exercisable over five years and that were to expire within ten years following the date of the grant. The exercise price of these options was $2.00 per share. This grant became effective when it was approved by the shareholders of Bancorp at the 1993 Annual Meeting. The agreement provides that all of Mr. Bilbao's unexpired options will become immediately exercisable if a change in control of Bancorp occurs.

     Mr. Laudano has entered into an employment agreement, dated February 23, 1995, with Bancorp and the Bank that provides that Mr. Laudano will serve as Senior Vice President and Chief Financial Officer of Bancorp and the Bank and receive a salary of $99,000.00 that is subject to annual review and adjustment. The agreement entitles Mr. Laudano to participate in various benefit plans established for employees of Bancorp and the Bank and to be considered for discretionary bonuses that the Bancorp and Bank Boards may grant from time to time. The initial term of the employment agreement is three years. On each anniversary of the date of the agreement, its term will automatically be extended for an additional year unless Mr. Laudano, Bancorp, or the Bank gives contrary notice.

     Pursuant to a stock option agreement dated September 2, 1993, Bancorp has granted to Mr. Laudano an option to purchase up to 75,000 shares of Common Stock under the 1985 Incentive Stock Option Plan. These options become exercisable gradually over two years and will expire in 2003. The 1985 Incentive Stock Option Plan provides that the Bancorp Board may declare all of these options to be immediately exercisable if a change in control of Bancorp (as defined therein) occurs. The options will terminate within one year after the termination of Mr. Laudano's employment due to death or disability. The options will terminate within three months after the termination of Mr. Laudano's employment for any other reason.

     Mr. Cummings has entered into an employment agreement, dated January 12, 1990, with Bancorp and the Bank that provides that Mr. Cummings shall serve as Senior Vice President of the Bank and receive a salary of $90,000 that is subject to annual review and adjustment. The agreement entitles Mr. Cummings to participate in various benefit plans established for employees of the Bank and to be considered for discretionary bonuses that the Bank Board may grant from time to time. The initial term of the employment agreement was three years. On each anniversary of the date of the agreement, its term is automatically extended for an additional year unless Mr. Cummings or the Bank gives contrary notice.

     Pursuant to a stock option agreement executed in 1990 in connection with the employment agreement between Mr. Cummings, Bancorp, and the Bank, Bancorp granted to Mr. Cummings a non-qualified option to purchase up to 15,000 shares of Common Stock. Mr. Cummings relinquished these options in a stock option agreement dated December 17, 1992. Under the 1992 stock option agreement, Bancorp conditionally granted to Mr. Cummings non-qualified options to purchase up to 50,000 shares of Common Stock that were to become exercisable gradually over five years and that were to expire within ten years following the date of grant. The exercise price of these options was $2.00 per share. This grant became effective when it was approved by the shareholders of Bancorp at the 1993 Annual Meeting. The agreement provides that all unexpired options held by Mr. Cummings will become immediately exercisable if a change in control of Bancorp occurs.

     The employment agreement of each named executive officer permits the executive officer to continue to participate in certain benefit plans in the event that his employment is terminated involuntarily (other than for cause, disability, retirement, or death). Each agreement also provides that if the executive officer's employment is terminated or constructively terminated following a change in control of Bancorp or the Bank (as defined therein), the officer will, subject to certain limitations, be entitled to continue to participate in certain benefit plans and to receive a lump sum cash payment equal to 2.99 times his base salary.

FIVE-YEAR PERFORMANCE COMPARISON

     The following graph compares total shareholder return on Bancorp Common Stock over the last five fiscal years with the NASDAQ Stock Market Total Market Return Index and the NASDAQ Bank Stock Total Market Return Index.

               COMPARISON OF FIVE-YEAR - CUMULATIVE TOTAL RETURNS


                                   [CHART]



TOTAL RETURNS INDEX FOR:                      12/29/89     12/31/90     12/31/91     12/31/92     12/31/93     12/30/94
- - -----------------------------------           --------     --------     --------     --------     --------     --------
Westport Bancorp, Inc.                         100.0         43.1           8.3         22.3        33.5          32.1
Nasdaq Stock Market (US Companies)             100.0         84.9         136.3        158.6       180.9         176.9
Nasdaq Bank Stocks                             100.0         73.2         120.2        174.9       199.3         198.8
SIC 6020-6029, 6710-6719 US & Foreign

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1994, George H. Damman, Michael
H. Flynn, William L. Gault, and David A. Rosow served as members of the Compensation Committees of the Boards of Directors of Bancorp and the Bank. Each is a member of the Board of Directors of the Bank and the Board of Directors of Bancorp. None of the members of the Compensation Committees has been employed by the Bank or Bancorp, except Mr. Flynn, who is President and Chief Executive Officer of the Bank and Bancorp. Mr. Rosow is Chairman of the Board of Directors of the Bank and Bancorp.

     During 1994, the Bank purchased insurance from Damman Associates, Inc., an insurance brokerage firm owned by Mr. Damman. Mr. Damman also serves as President of this firm. Premium payments by the Bank during 1994 totalled approximately $326,791.

     The Bank leases office space at 24 Post Road East, Westport, Connecticut, from the Julia Sterling Trust. Mr. Gault serves as trustee of this Trust. The lease was entered into in April of 1987, is effective for a ten-year period, and provides for annual base rental payments of $51,255 plus inflation adjustments commencing in 1990. In 1994, rental payments in the approximate amount of $53,740 for this office space were paid pursuant to the lease described above and pursuant to a prior lease arrangement with the Trust.

     During 1994, the Bank paid $20,042 to L. H. Gault & Son, Inc., for fuel and related services. Mr. Gault is the president of L. H. Gault & Son, Inc.

CERTAIN OTHER TRANSACTIONS

     Certain of Bancorp's and the Bank's directors and executive officers, their families, and the companies controlled by them were customers of the Bank in the ordinary course of business during 1994. These transactions included loans made by the Bank in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     The Bank leases its office space at 101 and 107 Post Road East, Westport, Connecticut, from the H. R. Sherwood Trust, a trust for the benefit of John Sherwood, a member of Jay Sherwood's family. The lease expires in 1996 and provides for annual base rental payments of approximately $165,000. In 1994, the Bank made rental payments of approximately $195,000 to the H. R. Sherwood Trust for this office space.

                2. ADOPTION OF 1995 INCENTIVE STOCK OPTION PLAN

     On March 16, 1995, the Bancorp Board voted to adopt the 1995 Incentive Stock Option Plan (the "1995 Plan") and to submit it to Bancorp's shareholders for approval at the 1995 Annual Meeting.

PURPOSES OF THE 1995 PLAN

     The purposes of the 1995 Plan are: (i) to enable Bancorp and the Bank to attract and retain highly qualified individuals to serve as officers and employees; (ii) to strengthen the link between the compensation of employees and the financial performance of Bancorp and the Bank; and (iii) to reward employees for excellence in the performance of their duties.

     Bancorp currently maintains an incentive stock option plan that is known as the 1985 Incentive Stock Option Plan, 1990 Restatement (the "1985 Plan"), which is described elsewhere herein. The purposes of the 1985 Plan are similar to the purposes of the 1995 Plan. The 1985 Plan, however, is scheduled to terminate on December 18, 1995. After this date, the Bancorp Board will no longer have the power to grant incentive stock options under the 1985 Plan. The Bancorp Board has proposed the 1995 Plan in order to enable it to continue to use the grant of incentive stock options as a means to promote the best interests of Bancorp and the Bank.

FEATURES OF THE 1995 PLAN

     The Bancorp Board, in consultation with the Bancorp Compensation Committee, will administer the 1995 Plan. Under the terms of the 1995 Plan, the Bancorp Board will have the power to grant to employees and directors options to purchase a total of 200,000 shares of Common Stock. All employees and directors of Bancorp, the Bank, and any other Bancorp subsidiary will be eligible to receive grants of stock options under the 1995 Plan. As of March 28, 1995, there were 132 employees and directors who would have been eligible to receive grants under the 1995 Plan. On that date, the closing price per share of Common Stock was $4.25. Accordingly, the aggregate market value of the 200,000 shares to be reserved under the 1995 Plan was $850,000.

     The 1995 Plan authorizes the Bancorp Board to make grants of options at any time, and from time to time, as it deems appropriate prior to May 24, 2005, when the 1995 Plan will terminate. The Bancorp Board will have the discretion to choose the employees and directors to whom it will grant options and the number of shares that each will receive the option to purchase. In exercising its discretion under the 1995 Plan, the Board must consider the duties of the employees and directors, their present and potential contributions to the success of Bancorp (or its subsidiaries), and any other factors that the Board deems relevant to the purposes of the 1995 Plan. The Bancorp Board may impose conditions, including length of service conditions and performance-related conditions, on the exercise of any options granted.

     Notwithstanding any such restrictions on exercisability, the Bancorp Board may, if it wishes, declare any option to be immediately exercisable in full if a "change of control" occurs. For purposes of the 1995 Plan, "change of control" has the meaning ascribed to it in Rule 12b-2 of the Rules and Regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     The 1995 Plan directs the Bancorp Board to set the exercise price of each option that it grants. This price may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant (110% of the fair market value in the case of an option granted to a 10% shareholder).

     The Bancorp Board must also set the date on which each option will terminate. This date may not be more than ten years after the date of grant (five years in the case of a 10% shareholder). An option may terminate sooner than this if the grantee's employment with Bancorp (or a subsidiary) terminates. If the termination of employment is due to the death or disability of the grantee, the option must terminate no more than one year after the date of death or disability. If the grantee's employment terminates for any other reason, the option must terminate no more than three months after the date of termination.

     The foregoing is a summary of some of the features of the 1995 Plan. The complete text of the 1995 Plan is attached hereto as Exhibit A and incorporated herein by reference.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1995 PLAN

     The grant of an option under the 1995 Plan will not be a taxable event for the grantee or Bancorp.

  Grants to Employees

     An employee-grantee will not recognize taxable income when he or she receives or exercises an option under the 1995 Plan. If the employee-grantee holds the stock received pursuant to the exercise of an option for at least two years after the date of the grant and one year after the date of exercise (the "Holding Periods"), any gain that the grantee realizes when the grantee disposes of the stock will be taxed as long-term capital gain.(2) If the employee-grantee does not hold the stock for the Holding Periods, the grantee will recognize ordinary income when he or she disposes of the stock in an amount equal to the lesser of: (i) the excess of the fair market value of the stock at the time the option was exercised over the option exercise price; or
(ii) the gain realized on the sale. The balance of the realized gain, if any, will be treated as capital gain.

- - -------------
(2) The excess of the fair market value of this stock on the exercise date over the option exercise price must, however, be included in the grantee's taxable income in the year of exercise for purposes of calculating the alternative minimum tax. If the grantee is subject to certain provisions of the securities laws, the inclusion of this amount in alternative minimum taxable income may be deferred.

     If the employee-grantee exercises an option under the 1995 Plan by paying the exercise price in shares of Common Stock rather than cash, the transaction will be treated as a non-taxable exchange. The employee-grantee will recognize no taxable income from the exchange.(3) The employee-grantee's basis in the new shares will be equal to the employee-grantee's basis in the shares exchanged.(4)

     With certain exceptions, Bancorp will be entitled to a business expense deduction only to the extent that the employee-grantee recognizes ordinary income with respect to the disposition of the option stock.

  Grants to Directors

     Grants of options under the 1995 Plan to directors who are not also employees will not be treated as incentive stock options under the Internal Revenue Code. Instead, a director-grantee will recognize ordinary income in an amount equal to the difference between the fair market value of the stock on the date of exercise and the exercise price that the director-grantee has paid for the stock.(5) If Bancorp complies with withholding requirements, Bancorp will be entitled to recognize a business deduction in the amount of the income that the director-grantee recognizes.

     If the director-grantee exercises an option by paying the exercise price in shares of Common Stock rather than cash, the director-grantee will recognize no gain or loss with respect to the shares surrendered. The director-grantee will be deemed to have received an equivalent number of shares in a non-taxable exchange. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received under the option will be taxed as ordinary income.

EFFECTIVE DATE OF 1995 PLAN

     If the shareholders of Bancorp approve the adoption of the 1995 Plan, it will become effective on May 25, 1995. The Bancorp Board has not made any grants, conditional or otherwise, under the 1995 Plan and will not do so unless shareholders approve the 1995 Plan.

REQUIRED VOTE

     To be approved, the 1995 Plan will require the affirmative vote of the holders of a majority of the Votes that are present, in person or by proxy, and entitled to vote at the Annual Meeting.

     THE BANCORP BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1995 PLAN.

- - --------------
(3)  The Alternative Minimum Tax might apply, however.

(4) If the grantee exercises an option by tendering shares of Common Stock that he or she received pursuant to an incentive stock option, and the grantee has not yet satisfied the Holding Period requirements for these shares, the exchange would be deemed to be a taxable disqualifying disposition of the exchanged shares. The grantee will be required to recognize ordinary income in an amount equal to the difference between the exercise price of the exchanged stock and the fair market value of the exchanged stock on the date of exercise.

(5) If the director-grantee is subject to certain provisions of the securities laws, the measurement date will be deferred unless the director-grantee makes a special election to the contrary.

                     3. APPOINTMENT OF INDEPENDENT AUDITOR

     The Board of Directors has appointed Arthur Andersen LLP as the independent auditor of Bancorp for the fiscal year ending December 31, 1995. Arthur Andersen LLP has advised Bancorp that neither the firm nor any of its present members or associates has any financial interest, direct or indirect, in Bancorp or the Bank. Representatives of the firm are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. It is intended that shares represented by properly executed proxies will be voted, in the absence of a contrary indication, in favor of the ratification of the appointment of Arthur Andersen LLP as the independent auditor of Bancorp for the fiscal year ending December 31, 1995.

     BANCORP'S BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITOR OF BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                                4. OTHER MATTERS

     The Board of Directors knows of no other matters that are to be presented for action at the Annual Meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters. The "Shareholder Proposals" section of this Proxy Statement (below) describes procedures that must be followed in order to present other matters.

                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST, BANCORP WILL FURNISH WITHOUT CHARGE TO ANY OF ITS SHAREHOLDERS AS OF MARCH 31, 1995, A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, BUT WITHOUT THE OTHER EXHIBITS ATTACHED THERETO, IF ANY. WRITTEN REQUESTS SHOULD BE DIRECTED TO: JOHN J. HENCHY, SECRETARY, WESTPORT BANCORP, INC., 87 POST ROAD EAST, WESTPORT, CONNECTICUT 06880.

                             SHAREHOLDER PROPOSALS

PROPOSALS FOR INCLUSION IN THE PROXY STATEMENT

     Shareholders are entitled to submit proposals for inclusion in the proxy statement on matters appropriate for shareholder action consistent with the regulations of the Securities and Exchange Commission. If a Shareholder intends to present a proposal for inclusion in Bancorp's proxy statement and form of proxy for the 1996 Annual Meeting, the proposal must be received in writing by the Secretary, Westport Bancorp, Inc., 87 Post Road East, Westport, Connecticut 06880, not later than December 26, 1995, in order to be considered for inclusion.

OTHER BUSINESS TO BE BROUGHT BEFORE THE ANNUAL MEETING

     The Bylaws of Bancorp require that business may be brought before an annual meeting only if the business has been: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (iii) otherwise properly brought before the meeting by a Shareholder of record. For business to be properly brought before an annual meeting by a Shareholder, the Shareholder must have given timely notice in writing to the Secretary of Bancorp. To be timely, a Shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of Bancorp not less than sixty (60) days nor more than ninety (90) days prior to the meeting. If (i) fewer than seventy (70) days notice of the meeting is given to Shareholders, and (ii) such meeting is held more than thirty (30) days before or after the corresponding date of the annual meeting held in the preceding year, then the written notice must be received not later than the close of the tenth day following the day on which notice of the meeting is mailed to Shareholders. Notice to the Shareholders shall be deemed to have been given on the date of Bancorp's quarterly report, letter to Shareholders, or other communication to Shareholders disclosing the date of the next annual meeting if the annual meeting is in fact held on that date or within thirty (30) days after that date.

     A Shareholder's notice to the Secretary shall set forth as to each matter that the Shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting; (ii) the name and address, as they appear on Bancorp's books, of the Shareholder proposing the business; (iii) the class and number of shares of stock of Bancorp of which the Shareholder is the beneficial owner (as that term is defined in the Restated Certificate of Incorporation of Bancorp); and (iv) any material interest of the Shareholder in such business proposed.

                                             By Order of the Board of Directors

                                             John J. Henchy
                                             Secretary

Dated: April 24, 1995

                                  EXHIBIT A
                       1995 INCENTIVE STOCK OPTION PLAN
                            WESTPORT BANCORP, INC.

                          --------------------------

1. OBJECTIVES OF THE PLAN. The purposes of this 1995 Incentive Stock Option Plan (the "Plan") are (i) to attract and retain the best available personnel for positions of substantial responsibility with Westport Bancorp, Inc. ("Bancorp"), or any of its subsidiaries that now exist or that Bancorp may hereafter organize or acquire (hereinafter collectively called the "Corporation"); (ii) to provide additional incentive to such personnel; and (iii) to encourage the ownership of Bancorp Common Stock by such personnel, thereby promoting the success of the Corporation.

2. EFFECTIVE DATE. The Plan shall become effective on May 25, 1995, and shall terminate as provided herein.

3. STOCK RESERVED FOR THE PLAN. The number of shares of the authorized but unissued Common Stock, par value $0.01 per share, of Bancorp (the "Common Stock") that are reserved for issue and may be issued upon the exercise of options granted under the Plan shall be 200,000 shares.

     In lieu of such unissued shares, Bancorp may, in its discretion, transfer on the exercise of options reacquired shares or shares bought in the market for the purposes of the Plan, provided that (subject to the provisions of paragraph 13) the total number of shares that may be issued or sold upon the exercise of options granted under the Plan shall not exceed an aggregate of 200,000. Any employee or director may hold more than one option at any time.

     If any options granted under the Plan shall for any reason terminate or expire without having been exercised in full, the stock not purchased under such options shall be available again for the purposes of the Plan.

4.   ADMINISTRATION OF THE PLAN.

     (a) PROCEDURE. The Plan shall be administered by the Board of Directors of Bancorp (the "Board"). Members of the Board who are eligible for options hereunder or who have been granted options may vote on any matters affecting the administration of the Plan or the grant of any options pursuant to the Plan except that no such member shall act upon the granting of an option to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of options to him.

     (b) POWERS OF THE BOARD. Subject to the provisions of the Plan, the Board shall have the authority: (i) to grant to any employee or director eligible hereunder an option to purchase shares of Common Stock that shall be conditioned on the execution by such employee or director of an Incentive Stock Option Agreement substantially in the form of
          Exhibit I hereto (with such modifications as the Board may desire, within the terms of the Plan and the requirements of law); (ii) to determine the purchase price for Common Stock to be issued pursuant to an option granted under the Plan, the number of shares to be represented by each option, the employees and directors to whom and the time or times at which options shall be granted or exercised, and the term of each option, which in no event shall be more than ten
          (10) years from the date of the grant of the option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend each option; (vi) to impose job performance conditions and any other conditions on the exercise of any option and to determine whether such conditions have been met; (vii) to accelerate the exercise date of any option; (viii) to authorize any person to execute on behalf of the Corporation any instrument required to effectuate a grant of an option previously granted by the Board; and
          (ix) to make all other determinations
          deemed necessary or advisable for the administration of the Plan. It is intended that options issued hereunder to employees (including directors who are also employees of the Corporation) shall qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Board shall administer the Plan in order to preserve the characterization of options granted pursuant hereto as incentive stock options.

     (c) EFFECT OF BOARD'S DECISION. All decisions, determinations, and interpretations of the Board shall be final and binding on all holders of any options granted under the Plan.

     (d) COMMITTEE RECOMMENDATIONS. The Compensation Committee of the Board (the "Committee") shall make recommendations to the Board with respect to (i) the employees and directors to whom options should be granted, (ii) the terms and provisions of any option, (iii) whether any job performance conditions to which the exercise of a previously granted option is subject have been met, and (iv) any other matter described in this paragraph; provided, however, that the final decisions on any such matter shall rest with the Board. The Committee shall also perform such other functions and duties with respect to the Plan as the Board shall from time to time assign to the Committee.

5. ELIGIBILITY; FACTORS TO BE CONSIDERED IN GRANTING OPTIONS. An option may be granted to any person who, at the time the option is granted, is an employee or director of the Corporation. No option may be granted hereunder to an employee or director who at the time such option is granted owns, within the meaning of Section 422 of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries (a "10% Shareholder") unless the option price is at least 110% of the fair market value of such stock on the date of grant and the option may not be exercised more than five (5) years after the date of grant.

     In determining the employees and directors to whom options shall be granted, the term of the option, and the number of shares to be covered by each option, the Board shall take into account the duties of the respective employees and directors, their present and potential contributions to the success of the Corporation, and such other factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. An employee or director who has been granted an option may be granted an additional option or options if the Board shall so determine.

6. OPTION PRICES. The purchase price of the Common Stock covered by each option shall be determined by the Board, but shall not be less than 100% (or 110% in the case of an option granted to a 10% Shareholder) of the fair market value of the Common Stock on the date the option is granted. For purposes of this Plan, the fair market value of Common Stock shall be determined as of a particular date in the following manner: if the stock is listed or admitted to trading on a national securities exchange or reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the fair market value per share shall be the closing price of Bancorp Common Stock reported by such exchange or NASDAQ for such date (or, if no closing price was reported for such date, then the closing price for the next preceding day for which a closing price was reported); if the stock is not then listed or admitted to trading on a national securities exchange or reported by NASDAQ, the fair market value shall be determined by the Board of Directors of Bancorp on the basis of such factors as it deems relevant.

7. TERMS OF OPTIONS. The term of each option shall be for such period as the Board shall determine, but not more than ten (10) years (or five (5) years in the case of an option granted to a 10% Shareholder) from the date of grant, thereof, and shall be subject to earlier termination as hereinafter provided. If the original term of any option is less than ten (10) years (or five (5) years in the case of an option granted to a 10% Shareholder) from the date of grant, the option prior to its expiration may be amended, with the approval of the Board and the employee or director, to extend the term to not more than ten (10) years (or five (5) years in the case of an option granted to a 10% Shareholder) from the original date of granting of such options. Except as otherwise required by law, such extension shall not constitute the grant of a new option and the purchase price specified in such option need not be modified.

8. CONDITIONS TO THE EXERCISABILITY OF OPTIONS. The Board may, in its sole discretion set conditions that must be satisfied before an option may be exercised. These conditions may be based on the length of the optionee's continuous employment with the Corporation subsequent to the grant, the job performance of the optionee subsequent to the grant, the performance of the Corporation as a whole, or any other reasonable criteria. The Board shall determine in each case annually whether such conditions have been satisfied for the preceding fiscal year. With respect to performance-related conditions, the Board shall fix the number of shares, if any, as to which each outstanding option shall then become exercisable. No such option subject to performance-related conditions shall become exercisable until the Board (a) determines that such conditions have been satisfied during the fiscal year preceding such determination and (b) fixes the number of shares as to which the option shall thereupon become exercisable. The aggregate fair market value (as of the date of grant) of such options exercisable by an individual for the first time in any calendar year under the Plan and any other incentive stock option plan of the Corporation or any parent or subsidiary corporation shall not exceed $100,000.

9. EXERCISE OF OPTIONS. Unless otherwise provided in the option agreement, a holder of an option may purchase all, or from time to time any part of, the shares of which the right to purchase has accrued in accordance with the terms of paragraph 8; provided, however, that an option shall not be exercised as to fewer than fifty (50) shares, or the remaining shares covered by the option if fewer than fifty (50), at any one time. The purchase price of the shares as to which an option shall be exercised shall be paid in full at the time of exercise at the election of the holder of an option (a) in cash or by certified check, (b) by tendering to Bancorp shares of Bancorp's Common Stock, then owned by him, having a fair market value equal to the cash exercise price applicable to the purchase price of the shares as to which an option is being exercised, or (c) partly in cash and partly in shares of Bancorp's Common Stock valued at fair market value determined as of the close of the business day immediately preceding the day on which the option is exercised, in the manner set forth in paragraph 6. Fractional shares of Common Stock valued at fair market value will not be issued. Except as provided in paragraphs 11 and 12 hereof, no option may be exercised at any time unless the holder thereof is then an employee or director of the Corporation or one of its subsidiaries. The holder of an option shall have none of the rights of a stockholder with respect to the shares subject to option until such shares shall have been registered on the transfer books of Bancorp in the name of such holder.

     Notwithstanding any other provision of this Plan or any option granted hereunder, any option granted hereunder and then outstanding may become immediately exercisable in full, in the discretion of the Board, in the event of a "Change of Control". For purposes hereof, (a) the term "Control" shall have the same meaning as is ascribed thereto in Rule 12b-2 of the Rules and Regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and (b) an event or events constituting a Change of Control of the Corporation shall be deemed to have occurred on such date as the Corporation shall file, or shall have become obligated to file, whichever is earlier, a Current Report on Form 8-K describing any such Change of Control of the Corporation pursuant to Item 1 thereof or indicating that any such Change of Control either is imminent or may have occurred. The Committee may adopt such procedures as to notice and exercise as may be necessary to effectuate the acceleration of the exercisability of options as described above.

10. NON-TRANSFERABILITY OF OPTIONS. An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and an option may be exercised, during the lifetime of the employee, only by the employee.

11. TERMINATION OF EMPLOYMENT. In the event that the employment of an employee, or the incumbency of a director, to whom an option has been granted under the Plan shall be terminated (other than by reason of death or disability), such option may subject to the provisions of paragraph 8 be exercised, to the extent that the employee or director was entitled to do so at the date of such termination, at any time within three (3) months after such termination, but in no event after the expiration of the term of the option. Options granted under the Plan shall not be affected by any changes of duties or position so long as the holder continues to be an employee or director of the Corporation. Retirement pursuant to any pension plan provided by the Corporation shall be deemed to be a termination of employment for the purposes of this paragraph 11. Nothing in the Plan or in any option granted pursuant to the Plan shall confer upon any employee any right to continue in the employ of the Corporation or interfere with the right of the Corporation to terminate his employment at any time.

12. DEATH OR DISABILITY OF EMPLOYEE. If an employee or director to whom an option has been granted under the Plan shall die or become disabled within the meaning of Section 422 of the Code, such option may be exercised subject to the provisions of paragraphs 8 and 9, to the extent that the employee or director was entitled to do so at the date of such death or disability, by the employee or director, or the representative of the employee's or director's estate, at any time within such period, not exceeding one (1) year after such death or commencement of disability, as shall be prescribed in the option agreement, but in no event after the expiration of the term of the option.

13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Notwithstanding any other provision of the Plan, the Board, as it deems appropriate, may adjust the number and class of shares covered by each outstanding option, the option prices, and the minimum number of shares as to which options shall be exercisable at any one time in the event of changes in the outstanding Common Stock by reason of Stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares and the like; and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which options may be granted shall be appropriately adjusted.

14. NO LOANS TO HOLDERS OF OPTIONS. Neither Bancorp nor any of its subsidiaries may directly or indirectly lend money to any person for the purpose of assisting such person to acquire or carry shares of the Common Stock issued upon the exercise of options granted under the Plan.

15. TIME OF GRANTING OPTIONS. The date of grant of an option under the Plan shall, for all purposes, be the date on which the Board makes the determination granting such option. Notice of the determination shall be given to each employee to whom an option is so granted within a reasonable time after the date of such grant.

16. TERMINATION AND AMENDMENT OF THE PLAN. Unless the Plan has previously been terminated, no option shall be granted hereunder after May 24, 2005. The Board may at any time prior to that date terminate the Plan or make such modification or amendment of the Plan as it shall deem advisable; provided, however, that no amendment may be made to the Plan without the approval by the holders of Common Stock, except as provided in paragraphs 7 or 13 hereof, that would (i) increase the maximum number of shares for which options may be granted under the Plan, (ii) change the manner of determining the minimum option prices, (iii) extend the period during which an option may be granted or exercised, or (iv) amend the requirements as to the class of employees eligible to receive options. No termination, modification, or amendment of the Plan may, without the consent of the employee to whom an option shall theretofore have been granted, adversely affect the right of such employee under such option.

17. GOVERNMENT REGULATIONS. The Plan and the grant and exercise of options thereunder, and the obligation of Bancorp to sell and deliver shares under such options, shall be subject to all applicable laws, rules and regulations.


                   [Exhibit I has been intentionally omitted]

                                     PROXY
                             WESTPORT BANCORP, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints M. H. Flynn, W. L. Gault and Jay Sherwood, or any of them, with full power of substitution, as proxies, to vote as directed below, all the shares of Common Stock of Westport Bancorp, Inc. ("Bancorp") held of record by the undersigned, at the Annual Meeting of Shareholders of Bancorp, to be held on Thursday, May 25, 1995, at 9:30 a.m., and at any adjournments or postponements thereof, as indicated below:

1. ELECTION OF DIRECTORS
   / / FOR all nominees listed below            / / WITHHOLD AUTHORITY
       (except as marked to the contrary)           to vote for all nominees
                                                    listed below

   George H. Damman, Michael H. Flynn, William L. Gault, Kurt B. Hersher, William E. Mitchell, David A. Rosow, William D. Rueckert and Jay Sherwood

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE SUCH NOMINEE'S NAME ON THE LINE BELOW)

- - --------------------------------------------------------------------------------

2. To approve the adoption of a new incentive stock option plan.

/ / FOR           / / AGAINST             / / ABSTAIN

3. To ratify the appointment of Arthur Andersen LLP as the independent auditors of Bancorp for the fiscal year ending December 31, 1995.

/ / FOR          / / AGAINST             / / ABSTAIN

Items 1, 2 and 3 have been proposed by the Board of Directors of Bancorp.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders.

                                                   (PLEASE SIGN ON REVERSE SIDE)

This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

Please date and sign exactly as your name appears hereon. All joint owners should sign. When signing as a fiduciary, representative or corporate officer, give full title as such.

Date                         , 1995    ----------------------------------------
       ----------------------          Signature

                                       ----------------------------------------
                                       Signature

   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE

                                     PROXY
                             WESTPORT BANCORP, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints M. H. Flynn, W. L. Gault and Jay Sherwood, or any of them, with full power of substitution, as proxies, to vote as directed below, all the shares of Series A Convertible Preferred Stock of Westport Bancorp, Inc. ("Bancorp") held of record by the undersigned, at the Annual Meeting of Shareholders of Bancorp, to be held on Thursday, May 25, 1995, at 9:30 a.m., and at any adjournments or postponements thereof, as indicated below:

1. ELECTION OF DIRECTORS
   / / FOR all nominees listed below         / / WITHHOLD AUTHORITY
     (except as marked to the contrary)          to vote for all nominees
                                                 listed below

   George H. Damman, Michael H. Flynn, William L. Gault, Kurt B. Hersher, William E. Mitchell, David A. Rosow, William D. Rueckert and Jay Sherwood

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE SUCH NOMINEE'S NAME ON THE LINE BELOW)

- - --------------------------------------------------------------------------------

2. To approve the adoption of a new incentive stock option plan.

/ / FOR           / / AGAINST             / / ABSTAIN

3. To ratify the appointment of Arthur Andersen LLP as the independent auditors of Bancorp for the fiscal year ending December 31, 1995.

/ / FOR          / / AGAINST             / / ABSTAIN

Items 1, 2 and 3 have been proposed by the Board of Directors of Bancorp.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders.

                                                   (PLEASE SIGN ON REVERSE SIDE)

This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

Please date and sign exactly as your name appears hereon. All joint owners should sign. When signing as a fiduciary, representative or corporate officer, give full title as such.

Date                         , 1995    ----------------------------------------
       ----------------------          Signature

                                       ----------------------------------------
                                       Signature

                                       ----------------------------------------
                                       Number of Shares



   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE